BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

090403

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

Image Chain Group Limited, Inc. (formerly Have Gun Will Travel Entertainment Inc.) (the "Company")

2. Description of the original document for which correction is being made:

Articles of Incorporation

3. Filing date of the original document for which correction is being made: December 18, 2013

4. Description of the inaccuracy or defect:

The originally filed Articles of Incorporation of the Company (the "Articles") included an additional sheet to provide for the authorization of five million (5,000,000) shares of stock, par value $0.001 per share (the "Additional Stock"), apart from and in addition to the common stock authorized in Article III of the Articles. The Additional Stock was not explicitly designated as preferred stock.

5. Correction of the inaccuracy or defect:

The Company, by filing this Certificate of Correction, hereby corrects the Articles to designate the Additional Stock as five million (5,000,000) shares of preferred stock, par value $0.001 per share.

6. Signature:

X 顾文长

Authorized Signature	**Title** *	**Date**
顾文长	President and CEO	February 13, 2017

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.